UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92009

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Orange 21 Inc. (the “Company”) entered into an at-will Executive Employment Agreement (the “Employment Agreement”) effective March 1, 2006, with Jerry Kohlscheen, its newly-appointed Chief Operating Officer. The Employment Agreement provides that Mr. Kolscheen will receive an annual base salary of $175,000 and will be eligible for an annual bonus for his first year of up to $60,000, of which $30,000 is based on the attainment of certain financial performance targets and $30,000 is based on the attainment of certain operational targets.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1, and the foregoing summary is qualified in its entirety by reference thereto.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 1, 2006, Jerry Kohlscheen was appointed by the Company to the newly-created position of Chief Operating Officer.

Mr. Kohlscheen, 47, has most recently served as operations manager for the Midwest region of Pendleton Woolen Mills, Inc., a leading wool manufacturing company, since 1984. In this capacity he was responsible for all aspects of manufacturing operations and oversaw an executive development team responsible for over $100 million in product sales. Additionally, he established and coordinated the implementation of a new product enhancement department and oversaw the human resource process including labor negotiations, government compliance, and result-oriented employee development programs. Mr. Kohlscheen holds a B.S. in Manufacturing Engineering Technology from the University of Nebraska, and a MBA in Business Administration and Management Information Systems from Creighton University.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement between Orange 21 Inc. and Jerry Kohlscheen dated March 1, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 7, 2006	ORANGE 21 INC.

	By:	/s/ Michael Brower
Michael Brower Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Executive Employment Agreement between Orange 21 Inc. and Jerry Kohlscheen dated March 1, 2006.

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